UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Aurum, Inc.
(Name of Registrant as Specified In Its Charter)

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Aurum, Inc.

(a Delaware Corporation)

INFORMATION STATEMENT
Date first mailed to Stockholders:
April 30, 2013

Level 8
580 St Kilda Road
Melbourne Victoria 3004
Australia
(Principal executive offices of the Company)

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

AURUM, INC.
PO Box 6315 St Kilda Road Central
Melbourne Victoria 8008 Australia
Tel +(613) 8532 2800
Fax +(613) 8532 2805
Email auruminfo@axisc.com.au
Website www.auruminc.net

INFORMATION STATEMENT

INTRODUCTION

This Information Statement is being furnished to Stockholders of Aurum, Inc., a Delaware corporation (“Aurum” or the “Company”), pursuant to the requirements of Regulation 14C under the Securities Exchange Act 1934, as amended, in connection with an Action by Written Consent, dated April 15, 2013, of the Stockholders of the Company in lieu of a General Meeting of Stockholders of the Company (the “Written Consent”). A copy of the Written Consent is attached as Exhibit “A” to this Information Statement.

Management of the Company is utilizing the Written Consent in order to reduce the expenses and demands on the Company’s executives’ time necessitated by the holding of a meeting of stockholders, since the only business of such a meeting would be the election of directors and the Company’s principal stockholder, which owns 96.21% of the issued and outstanding shares of the Company's $.0001 par value common stock (the “Common Stock”) has indicated that it will vote for the election of directors, thereby ensuring the approval of such resolutions.  See “Vote Required”; and “Other Information Regarding the Company – Security Ownership of Certain Beneficial Owners and Management”. The Company has received an executed Written Consent from its principal stockholder which shall be effective 21 days from the date this Information Statement is first mailed to Stockholders.  See “Matters Set Forth in the Written Consent”.

Stockholders of record at the close of business on April 24, 2013 are being furnished copies of this Information Statement.  The principal executive offices of the Company are located at Level 8, 580 St Kilda Road Melbourne, Victoria, 3004, Australia, and the Company’s telephone number is 011 613 8532 2800.

MATTERS SET FORTH IN THE WRITTEN CONSENT

The Written Consent contains a resolution approving the appointment of Joseph Isaac Gutnick and Craig Anthony Michael as directors of the company.  The Company’s principal stockholder, Golden Target Pty Ltd., which owns 101,600,000 shares of common stock, representing 96.21% of the currently issued and outstanding shares of Common Stock, has executed the Written Consent, thereby ensuring the approval of the re-election of the directors.  See “Other Information Regarding The Company – Security Ownership of Certain Beneficial Owners and Management.”

VOTE REQUIRED

Counterpart copies of the Written Consent evidencing a majority of the outstanding shares of Common Stock, must be received by the Company within sixty days of the earliest dated counterpart copy of the Written Consent received by the Company in order to effectuate the matters set forth therein.  As of April 15, 2013 (date of Written Consent), 105,600,000 shares of Common Stock were issued and outstanding, thus, Stockholders representing no less than 52,800,000 shares of Common Stock were required to execute the Written Consent to effect the matters set forth therein.  As discussed under “Matters Set Forth in the Written Consent” the Company’s principal stockholder, which owns approximately 101,600,000 shares of Common Stock, or 96.21% of the outstanding Common Stock, has executed the Written Consent, thereby ensuring the approval of the re-election of the directors. MANAGEMENT IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND MANAGEMENT A PROXY.

ELECTION OF DIRECTORS

General

Our By-laws provide that the number of Directors of the Company initially shall be six and that the number of directors which shall thereafter constitute the whole Board shall be determined by the Board of Directors.  The Board has determined that the number of Directors constituting the whole Board shall be two.

Directors need not be stockholders of the Company or residents of the State of Delaware.  Directors are elected for an annual term and generally hold office until the next Directors have been duly elected and qualified.  Directors may receive compensation for their services as determined by the Board of Directors. A vacancy on the Board may be filled by the remaining Directors even though less than a quorum remains.  A Director appointed to fill a vacancy remains a Director until his successor is elected by the Stockholders at the next annual meeting of Shareholder or until a special meeting is called to elect Directors.

Our Board of Directors currently has two members who hold office for a period of one year.

Director nominees

The following are management’s director nominees:

Name	Director Since

Joseph Isaac Gutnick	July 2009
Craig Anthony Michael	January 2010

Directors and executive officers

The following table lists our directors and executive officers.

Name	Age	Position(s) Currently Held with the Company

Joseph Gutnick	59	Executive Chairman of the Board, President, Chief Executive Officer and Director
Craig Michael	35	Director
Peter Lee	55	Secretary
Simon Lee	43	Chief Financial Officer

Director Qualifications

The following paragraphs provide information as of the date of this report about each director as well as about each executive officer.  The information presented includes information each director has given us about his age, all positions he holds, his principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he currently serves as a director or has served as a director during the past five years.  In addition to the information presented below regarding each director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he should serve as a director, we also believe that all of our directors have demonstrated an ability to exercise sound judgment, as well as a commitment of service to the Company and our Board.

Joseph Gutnick

Mr. Gutnick is a leading mining industry entrepreneur and has been President and a Director since July 2009, and has been the Chief Executive Officer since April 2012. In addition, Mr. Gutnick was Chief Executive Officer from July 2009 until June 2011. He has been a Director of numerous public listed companies in Australia and the USA specialising in the mining sector since 1980. He is currently President, Director and CEO of Legend International Holdings Inc. (since 2004), Golden River Resources Corporation (for more than 10 years), Consolidated Gems, Inc., which are US corporations listed on the OTC market in the USA, President and CEO of Northern Capital Resources Corp, Great Central Resources Corporation, US corporations, and Executive Chairman and Managing Director of Merlin Diamonds Limited, Top End Minerals Limited and Quantum Resources Limited, all listed on the Australian Securities Exchange and Executive Chairman of Paradise Phosphate Limited. Mr. Gutnick was previously a Director of the World Gold Council. He has previously been a Director of Hawthorn Resources Limited, Astro Diamond Mines NL, Acadian Mining Corporation and Royal Roads Corporation in the last five years. He is a Fellow of the Australasian Institute of Mining & Metallurgy and the Australian Institute of Management and a Member of the Australian Institute of Company Directors.

Mr. Gutnick’s extensive experience in leading teams in building and operating major mining operations in Australia as well as his experience in founding and serving as the chief executive officer and chairman of a number of public companies will provide our Board with valuable executive leadership and management experience.

Craig Michael

Mr. Michael has been a Director since January, 2010 and was Chief Executive Officer from June 2011 until April 2012. He has over 11 years’ experience as a geology professional in the mining and resources industry. He is currently a Director of Merlin Diamonds Limited and Chief Executive Officer and Director of Paradise Phosphate Limited.  His previous work was with Oxiana Ltd, an international mining company with operations in South East Asia and Australia.  From 2004 to 2007, Mr. Michael was based in Laos in senior management positions as a Supervisor/Trainer, both as a Mine Geologist and Resource Geologist at the Sepon Copper Gold Project, Savannakhet Province, Lao P.D.R. In conjunction with training the national geologic staff in all mining and resource geology functions, Mr. Michael also conducted resource estimates for public reporting and was responsible for the geological interpretation of the Khanong copper-gold deposit, and the surrounding oxide and primary gold deposits. During his four years based in Laos, Mr. Michael became fluent in the Lao language and became well acquainted with the unique Lao culture and people. These skills enabled Mr. Michael to understand how businesses operated in Laos and he subsequently developed strong business relationships and government liaison networks.

Mr. Michael’s qualifications and understanding of the Lao geology and under-explored nature of Laos provides valuable knowledge to our Board.

Peter Lee

Mr. Peter Lee has been Secretary since July 2009 and was previously Chief Financial Officer and Principal Accounting Officer from July 2009 to March 2011. Mr. Lee is a Member of the Institute of Chartered Accountants in Australia, a Fellow of Chartered Secretaries Australia Ltd., a Member of the Australian Institute of Company Directors and holds a Bachelor of Business (Accounting) from Royal Melbourne Institute of Technology. He has over 30 years commercial experience and is currently CFO and Secretary of Legend International Holdings Inc, (since 2005) Director, CFO and Secretary of Golden River Resources Corporation (for more than 10 years), and CFO and Secretary of Consolidated Gems, Inc. (since 2009), which are US corporations listed on the OTC market in the USA; CFO and Secretary of Northern Capital Resources Corp and Great Central Resources Corporation, US Corporations; and CFO and Secretary of Merlin Diamonds Limited, Director, CFO and Secretary of Top End Minerals Limited and Quantum Resources Limited, all listed on the Australian Securities Exchange; and a Director of Acadian Mining Corporation listed on the Toronto Stock Exchange and Secretary of Paradise Phosphate Limited.

Simon Lee

Mr. Simon Lee has been Chief Financial Officer and Principal Accounting Officer since March 31, 2011. Mr. Lee has over 20 years’ experience in business and finance. Mr. Lee was previously a Partner in the Chartered Accounting firm Romanis Cant for five years, and was a Senior Manager for the preceding two years, where he gained extensive experience in a number of industries and disciplines. Mr. Lee is a Member of CPA Australia, a Certificated Member of Chartered Secretaries Australia Ltd., a Member of the Australian Institute of Company Directors, a Registered Tax Agent with the Australian Taxation Office and holds a Bachelor of Business (Accounting) from Deakin University. Mr. Lee is currently the General Manager Finance for Legend International Holdings, Inc., Golden River Resources Corporation, Consolidated Gems, Inc., which are US corporations listed on the OTC market in the USA; Northern Capital Resources Corporation and Great Central Resources Corporation, US Corporations; and Merlin Diamonds Limited, Top End Minerals Limited and Quantum Resources Limited, all listed on the Australian Securities Exchange and Chief Financial Officer of Paradise Phosphate Limited.

The Company’s directors have been appointed for a one-year term which expires in July 2014.

Directors need not be stockholders of the company or residents of the State of Delaware. Directors are elected for an annual term and generally hold office until the next Directors have been duly elected and qualified. Directors may receive compensation for their services as determined by the Board of Directors. A vacancy on the Board may be filled by the remaining Directors even though less than a quorum remains. A Director appointed to fill a vacancy remains a Director until his successor is elected by the Stockholders at the next annual meeting of Shareholder or until a special meeting is called to elect Directors.

Board Leadership Structure and Risk Oversight

The office of the Chairman of the Board and Chief Executive Officer currently are held by the same individual.  The Company believes that the combined role is more efficient for a smaller company with limited operations.  Also, the Company’s Board of Directors sets the Company’s strategy and goals so the Chairman of the Board must be an integral part of that process, and he can provide strategic guidance to the Board by virtue of his role as Chief Executive Officer.

The Company’s Board is responsible for monitoring and assessing the Company’s risks, which include risks associated with operations, financing and capital investments.

Board, Audit Committee and Remuneration Committee Meetings

Our Board of Directors consists of two directors. During fiscal 2012, our Board of Directors met on two occasions and each Director attended all meetings.

We do not have a nominating committee. Historically our entire Board has selected nominees for election as directors. The Board believes this process has worked well thus far particularly since it has been the Board's practice to require unanimity of Board members with respect to the selection of director nominees. In determining whether to elect a director or to nominate any person for election by our stockholders, the Board assesses the appropriate size of the Board of Directors, consistent with our bylaws, and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the Board will consider various potential candidates to fill each vacancy. Candidates may come to the attention of the Board through a variety of sources, including from current members of the Board, stockholders, or other persons. The Board of Directors has not yet had the occasion to, but will, consider properly submitted proposed nominations by stockholders who are not directors, officers, or employees of Aurum, Inc. on the same basis as candidates proposed by any other person.  We do not have a policy with respect to the use of diversity as a criteria for Board membership and do not consider diversity in the selection of our Directors.

Audit Committee

The Company does not have an audit committee or an audit committee charter. In lieu of an audit committee, the Company's Board of Directors assumes the responsibilities that would normally be those of an audit committee. Given the limited scope of the Company’s operations to date, the Board of Directors does not at present have a director that would qualify as an audit committee financial expert under the applicable federal securities law regulations.

Remuneration Committee

The Company does not have a remuneration committee or adopted a remuneration committee charter. In lieu of a remuneration committee, the Company's board of directors assumes the responsibilities that would normally be those of a remuneration committee.

Code of Ethics

We have adopted a Code of Conduct and Ethics and it applies to all Directors, Officers and employees. A copy of the Code of Conduct and Ethics is on our website at www.aurumresources.com. We will provide a copy of the Code of Conduct and Ethics any person without charge.  If you require a copy, contact us by facsimile or email and we will send you a copy.

Report of the Board on Financial Statements

We do not have an Audit Committee – the Board of Directors deals with matters normally dealt with by the Audit Committee.

Management is responsible for Aurum’s financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Aurum’ independent auditors are responsible for auditing those financial statements.

In performing our oversight duties we rely on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States. We also rely on the representations of the independent auditors included in their report on Aurum’s financial statements.

Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures. Furthermore, our contacts with management and the independent auditors do not assure that:

●	Aurum’s financial statements are presented in accordance with generally accepted accounting principles,

●	the audit of Aurum’s financial statements has been carried out in accordance with generally accepted auditing standards or

●	Aurum’s independent accountants are in fact “independent.”

In connection with the inclusion of the audited financial statements in Aurum’s annual report on Form 10-K for the fiscal year ended October 31, 2012 (“fiscal 2012”), the Board of Directors:

●	reviewed and discussed the audited financial statements with management,

●
discussed with our independent auditors the materials required to be discussed by SAS 61, as amended (AICPA, Professional Standards, Vol 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T,

●
reviewed the written disclosures and the letter from our independent auditors required by  applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and discussed with our independent auditors their independence, and

●	based on the foregoing review and discussion, recommended that the audited financial statements be included in Aurum’s fiscal 2012 annual report on Form 10-K.

Mr. Joseph Gutnick
Mr. Craig Michael

Stockholder Communications with the Board

Stockholders who wish to communicate with the Board of Directors should send their communications to the Chairman of the Board at the address listed below.  The Chairman of the Board is responsible for forwarding communications to the appropriate Board members.

Mr. Joseph Gutnick
Aurum, Inc.
PO Box 6315 St. Kilda Road
Central Melbourne, Victoria 8008 Australia

Annual Meeting Attendance

The Company encourages all Directors to attend the annual meeting of stockholders either in person or by telephone.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, our Directors, executive officers and beneficial owners of more than 10% of the outstanding Common Stock are required to file reports with the Securities and Exchange Commission concerning their ownership of and transactions in our Common Stock and are also required to provide to us copies of such reports.  Based solely on such reports and related information furnished to us, we believe that in fiscal 2012 all such filing requirements were complied with in a timely manner by all Directors, executive officers and greater than 10% stockholders.

Executive Compensation.

Summary Compensation Table

The following table sets forth the annual salary, bonuses and all other compensation awards and pay outs on account of our Chief Executive Officer for services rendered to us during the fiscal years ended October 31, 2012 and October 31, 2011. No other executive officer received more than US$100,000 per annum during this period.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Joseph Gutnick, Chairman of the Board, President and CEO	2012 2011	$10,637 $40,463	- -	- -	- -	- -	- -	- -	$10,637 $40,463
Craig Michael, Director*	2012 2011	$10,639 $23,354	- -	- -	- -	- -	- -	- -	$10,639 $23,354

*Mr. Michael served as the Chief Executive Officer until April 2012.

We have a written policy that we will not enter into any transaction with an officer, Director or affiliate of the Company or any member of their families unless the terms of the transaction are no less favourable to us than the terms available from non-affiliated third parties or are otherwise deemed to be fair to the Company at the time authorized.

Outstanding Equity Awards at Fiscal Year-End

None.

Principal Officers Contracts

The principal officers do not have any employment contracts.

Compensation of Directors

The Company’s directors did not receive any compensation during fiscal 2012.

It is our policy to reimburse Directors for reasonable travel and lodging expenses incurred in attending Board of Directors meetings.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The following table sets forth certain information regarding the beneficial ownership of our common stock by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each of our directors and named executive officers, and all of our directors and executive officers as a group as of April 15, 2013.

Title of Class	Name and Address of Beneficial Owner*	Amount and nature of Beneficial Owner	Percentage of class (1)
Shares of common stock Shares of common stock Shares of common stock Shares of common stock	Joseph Gutnick Craig Michael Peter Lee Simon Lee	101,600,000 (2) - - -	96.21 - - -
	All officers and Directors as a group	101,600,000	96.21
*	Unless otherwise indicated, the address of each person is c/o Aurum, Inc., Level 8, 580 St. Kilda Road, Melbourne, Victoria 3004 Australia

Notes:
(1)	Based on 105,600,000 shares outstanding as of April 15, 2013. Gives effect to an 8 for 1 stock split in the form of a dividend that was effected as of October 23, 2009.
(2)	Includes 101,600,000 shares owned by Golden Target Pty Ltd, of which Mr Joseph Gutnick is the sole Director and stockholder.

Certain Relationships and Related Transactions

In August 2009, the Company entered into an agreement with AXIS Consultants Pty Ltd to provide geological, management and administration services to the Company. AXIS is affiliated through common management and is incorporated in Australia. AXIS’ principal business is to provide geological, management and administration services to companies. We are one of ten affiliated companies that AXIS provides services to, namely, Legend International Holdings, Inc., Quantum Resources Limited, Merlin Diamonds Ltd, Top End Minerals Ltd, Northern Capital Resources Corp, Golden River Resources Corporation, Great Central Resources Corp, Aurum Inc., Consolidated Gems Inc., and Acadian Mining Corporation.

Each of the companies has some common Directors, officers and shareholders. In addition, each of the companies is substantially dependent upon AXIS for its senior management and certain mining and exploration staff.  A number of arrangements and transactions have been entered into from time to time between such companies.  It has been the intention of the affiliated companies and respective Boards of Directors that each of such arrangements or transactions should accommodate the respective interest of the relevant affiliated companies in a manner which is fair to all parties and equitable to the shareholders of each. Currently, there are no material arrangements or planned transactions between the Company and any of the other affiliated companies other than AXIS.

AXIS is paid by each company for the costs incurred by it in carrying out the administration function for each such company. Pursuant to the Service Agreement, AXIS performs such functions as payroll, maintaining employee records required by law and by usual accounting procedures, providing insurance, legal, human resources, company secretarial, land management, certain exploration and mining support, financial, accounting advice and services.  AXIS procures items of equipment necessary in the conduct of the business of the Company.  AXIS also provides for the Company various services, including but not limited to the making available of office supplies, office facilities and any other services as may be required from time to time by the Company as and when requested by the Company.

We are required to reimburse AXIS for any direct costs incurred by AXIS for the Company. In addition, we are required to pay a proportion of AXIS’s overhead cost based on AXIS’s management estimate of our utilisation of the facilities and activities of AXIS plus a service fee of not more than 15% of the direct and overhead costs. Amounts invoiced by AXIS are required to be paid by us. We are also not permitted to obtain from sources other than AXIS, and we are not permitted to perform or provide ourselves, the services contemplated by the Service Agreement, unless we first request AXIS to provide the service and AXIS fails to provide the service within one month.

The Service Agreement may be terminated by AXIS or ourselves upon 60 days prior notice. If the Service Agreement is terminated by AXIS, we would be required to independently provide, or to seek an alternative source of providing, the services currently provided by AXIS.  There can be no assurance that we could independently provide or find a third party to provide these services on a cost-effective basis or that any transition from receiving services under the Service Agreement will not have a material adverse effect on us.  Our inability to provide such services or to find a third party to provide such services may have a material adverse effect on our operations.

In accordance with the Service Agreement, AXIS provides the Company with the services of our Chief Executive Officer, Chief Financial Officer and clerical employees, as well as office facilities, equipment, administrative and clerical services. We pay AXIS for the actual costs of such facilities plus a maximum service fee of 15%.

During the year ended October 31, 2012, AXIS provided services in accordance with the services agreement and incurred direct costs on behalf of the Company of $253,294 (2011: $320,051), and advanced the Company $2,029,099 (2011: $2,774,981).  At October 31, 2012, the Company owed AXIS $6,456,697 (2011: $4,174,304). During the year ended October 31, 2012 the Manager of the Laos operations advanced the Company $173,500. The Company intends to repay these amounts with funds raised either via additional debt or equity offerings. The affiliates operations have agreed not to require repayment of these advances prior to October 31, 2013, accordingly, the Company has decided to classify the amounts payable as non-current in the accompanying balance sheets

Transactions with Management.

We have a written policy that we will not enter into any transaction with an Officer, Director or affiliate of us or any member of their families unless the transaction is approved by a majority of our disinterested non-employee Directors and the disinterested majority determines that the terms of the transaction are no less favourable to us than the terms available from non-affiliated third parties or are otherwise deemed to be fair to us at the time authorised.

Principal Accounting Fees and Services

The following table shows the audit fees that were billed or are expected to be billed by PKF O’Connor Davies for fiscal 2012 and 2011.

	PKF 2012	PKF 2011

Audit fees	$35,000	$28,000
Tax fees	6,000	6,777
Total	$41,000	$34,777

Audit fees were for the audit of our annual financial statements, review of financial statements included in our 10-Q quarterly reports, and services that are normally provided by independent auditors in connection with our other filings with the SEC. This category also includes advice on accounting matters that arose during, or as a result of, the audit or review of our interim financial statements.

By order of the Board of Directors,

/s/ Peter J Lee

Peter J Lee
Secretary

April 15, 2013

EXHIBIT A

AURUM, INC.

NOTICE PURSUANT TO SECTION 228 OF THE GENERAL

CORPORATION LAW

To:           All Stockholders

1.	PLEASE TAKE NOTE THAT Stockholders owning at least a majority of the outstanding stock of Aurum, Inc. by written consent with a meeting dated April 15, 2013 have duly adopted the following resolution:

“a resolution appointing Joseph Isaac Gutnick and Craig Anthony Michael as Directors of the Corporation to June 2014 and until their successors have been duly elected and qualified”.

PETER LEE
Secretary